Exhibit 10.3

INDEPENDENCE REALTY TRUST, INC.

2017 Cash Bonus Award Grant Agreement

To:  [Name]

Attached as Appendix A hereto is the 2017 Annual Cash Bonus Plan (the “Annual Cash Bonus Plan”) as adopted pursuant to Article X of the Independence Realty Trust 2016 Long Term Incentive Plan (the “Plan”).  You have been granted a cash award (the “2017 Cash Bonus Award”) under the Annual Cash Bonus Plan.  This 2017 Cash Bonus Award Grant Agreement (the “Grant Agreement”) sets forth the terms and conditions related to such Cash Bonus Award.  The Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Grant Agreement and the Plan.

Grant Date:	February 28, 2017
Target Cash Bonus Amount:	[Dollar amount]
Cash Award Opportunity:

Subject to the terms and conditions set forth in this Grant Agreement and the Plan, the Company hereby notifies you that you have the opportunity to receive a Target Cash Bonus Award in an amount calculated with respect to your Target Cash Bonus Amount in the manner set forth in the Annual Cash Bonus Plan.  The actual amount of the Target Cash Bonus Award shall be determined according to the achievement or non-achievement of performance targets (the “Performance Targets”) established by the Committee on February 28, 2017 and set forth in in the Annual Cash Bonus Plan.  The Participant shall not be entitled to receive any portion of the 2017 Target Cash Bonus Award that does not become payable because of the failure to fully satisfy the Performance Targets.

Tax Liability and Payment of Taxes:

You acknowledge and agree that any income or other taxes due from you with respect to the Target Cash Bonus Award issued pursuant to this Grant Agreement shall be your responsibility.  Upon payment of the Target Cash Bonus Award, the Company will withhold a portion of such Target Cash Bonus Award in order to satisfy your tax obligations.

Delivery:

The actual payment of the Target Cash Bonus Award, as adjusted pursuant to this Grant Agreement or the Plan, will be made as soon as practicable following the Committee’s determination of the achievement or nonachievement of the Performance Targets; provided, however, that, in order to comply with certain rules concerning the regulation of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, in no event will any such payment be made later than March 15, 2018.

Transferability:	You may not transfer or assign the Target Cash Bonus Award for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Savings:

Any amounts paid pursuant to this Target Cash Bonus Award are intended to be considered “qualified performance-based compensation” under section 162(m) of the Code and Article IX of the Plan   If any provision of this Grant Agreement with respect to such portion is determined to be inconsistent with the requirements of Internal Revenue Code Section 162(m)(4)(C) or such Article, such portion shall be deemed to be a Target Cash Bonus Award made solely under Article X of the Plan.

Clawback:

In addition to, and not in limitation of, the forfeiture of the Target Cash Bonus Award (or any portion thereof) as provided in this Grant Agreement or the Plan, the Company may recover amounts paid to you pursuant to this Target Cash Bonus Award to the extent that the Committee, following an appropriate investigation and consideration of all relevant circumstances, determines that you have engaged in fraud or willful misconduct that caused the requirement for a material accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement (excluding any restatement due solely to a change in accounting rules).

Miscellaneous:

As a condition of the granting of this Target Cash Bonus Award, you agree, for yourself and your legal representatives and/or guardians, that this Grant Agreement shall be interpreted by the Committee and that any such interpretation of the terms of this Grant Agreement and any determination made by the Committee pursuant to this Grant Agreement shall be final, binding and conclusive.  This Grant Agreement may be executed in counterparts.  This Grant Agreement and the Target Cash Bonus Award granted hereunder shall be governed by Maryland Law.

This Grant Agreement and the Target Cash Bonus Award granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference.  Additional provisions regarding your Target Cash Bonus Award and definitions of capitalized terms used and not defined in this Grant Agreement can be found in the Plan.  Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledges receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Grant Agreement shall not affect the validity or enforceability of any other provision of this Grant Agreement, which shall remain in full force and effect.  In the event that any provision of this Grant Agreement or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Grant Agreement as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW AND ACCEPTING THIS GRANT AGREEMENT AND THE TARGET CASH BONUS AWARD GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

_______________________________________________________________

Authorized Officer[Name]

Appendix A

2017 ANNUAL CASH BONUS PLAN

2017 Cash Bonus Awards

Beginning with IRT’s 2017 fiscal year, the Compensation Committee is implementing the new Annual Cash Bonus Plan that it believes will incentivize the Eligible Officers to produce a high level of operational performance by explicitly linking the majority of their annual bonuses to certain objectives and formulaic metrics that the Compensation Committee believes are important drivers in the creation of shareholder value, while also rewarding more subjective elements of each Eligible Officer’s performance through a subjective component.  This new program will set forth a target cash bonus award level for each Eligible Officer participant composed of two components, as described below:

•

“Objective/Formulaic Component” — the objective/formulaic component of the Annual Cash Bonus Award that may be earned by each Eligible Officer will be determined by IRT’s performance relative to specified objective performance criteria established by the Compensation Committee as described below.

•	“Subjective Component” – the subjective component of the Annual Cash Bonus Award may be determined based on the Compensation Committee’s subjective evaluation of such participant’s performance.

•

Allocation of Components and Calculation of the Annual Cash Bonus Award. For 2017, the 2017 Cash Bonus Awards are allocated 75% to the objective/formulaic component and 25% to the subjective component.   The amount of the 2017 Cash Bonus Award of any Eligible Officer will be calculated by: (a) determining the sum of the results of multiplying the 2017 weighting for each metric (described below) by the Relevant Percentage (described below) achieved with respect to each metric, (b) multiplying such sum by the objective criteria allocation of 75% to obtain a percentage referred to as the “Objective Criteria Bonus Earned”, (c) determining the result of multiplying the subjective criteria Relevant Percentage by the subjective criteria allocation of 25% to obtain to obtain a percentage referred to as the “Subjective Criteria Bonus Earned”, (d) multiplying the 2017 base salary of the relevant Eligible Officer by the sum the Objective Criteria Bonus Earned and the Subjective Criteria Bonus Earned.   The actual 2017 Annual Cash Bonus Award earned by a participant may range from 0% to each Eligible Officer’s maximum Relevant Percentage of base salary based on actual performance for the year.

The individual 2017 Cash Bonus Award ranges, as a percentage (each, a “Relevant Percentage”) of base salary for Threshold, Target and Maximum performance levels for each of the Eligible Officers as follows:

		2017 Cash Bonus Award Ranges
Executive	2017 Base Salary	Threshold	Target	Maximum
Scott F. Schaeffer	$618,600	100%	164%	250%
Farrell M. Ender	$308,600	57%	117%	177%
James J. Sebra	$398,600	50%	100%	150%

	2017 Cash Bonus Award
Executive	Threshold	Target	Maximum
Scott F. Schaeffer	$618,600	$1,015,000	$1,546,500
Farrell M. Ender	$176,000	$ 361,000	$ 546,000
James J. Sebra	$199,300	$ 398,600	$ 597,900

Objective/Formulaic Criteria

The Compensation Committee has established the following objective performance metrics to be utilized in determining any payout with respect to the 2017 Cash Bonus Awards weighted based on these performance measurements with their 2017 relative weighting:

Objective Performance Criteria	2017 Weighting
CORE FFO per share	40%
The increase in same store property net operating income as compared to the previous year	20%
Property net operating income margin	15%
General and Administrative expenses (excluding stock based compensation) as a percentage of revenues	15%
IRT’s ratio of net debt to Adjusted EBITDA	10%

All of these objective performance criteria shall be calculated in a manner consistent with how IRT discloses the metric in its public reporting; provided that the Compensation Committee will retain discretion to adjust the calculation of these metrics if it determines, due to unanticipated business developments, transactions or other factors affecting the calculation of such metrics, that such an adjustment would enhance incentivizing or rewarding actions in the best interests of IRT’s stockholders.  The actual 2017 Cash Bonus Award payment realized by an Eligible Officer with respect to each applicable metric will depend on IRT’s achievement of at least the “Threshold” level of performance established by the Compensation Committee with respect to that metric.  There will be no 2017 Cash Bonus Award payable for that metric in the event IRT achieves less than the Threshold level.   IRT’s achievement of the Threshold level for a designated metric will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the 2017 Cash Bonus Award allocated to that metric; the achievement of the Target level for a designated metric will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the 2017 Cash Bonus Award allocated to that metric; and the achievement of the Maximum level for a designated metric will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the 2017 Cash Bonus Award allocated to that metric. If the calculated percentage is between Threshold and Target or between Target and Maximum for an annual performance period, then the earned percentage will be prorated.   See “Allocation of Components and Calculation of the Annual Cash Bonus Award” above for a description of how the 2017 Cash Bonus Awards will be calculated.  The threshold, target and maximum amounts of each objective performance criteria have been separately communicated to each Eligible Officer.

Subjective Criteria

The Subjective Bonus Award portion of each Eligible Officer’s Cash Bonus will be based on the Compensation Committee’s subjective evaluation of the Eligible Officer’s performance relative to achieving specified individual criteria established for 2017 for each participant, which the Compensation Committee has determined are also important elements of each Eligible Officer’s contribution to the creation of overall shareholder value.  These include the following elements; provided that the Compensation Committee will retain discretion to add or modify subjective criteria if it determines, due to unanticipated business developments, transactions or other factors affecting IRT, that such additions or modifications to the subjective criteria would enhance incentivizing or rewarding actions in the best interests of IRT’s stockholders:

oBroaden Company’s institutional shareholder base. oPursue financial transactions to lower cost of capital, extend debt maturities and enhance liquidity profile	oIncrease analyst coverage of the Company oComplete systems separation from RAIT Financial Trust (“RAIT”), including staffing and back office requirements in 2017.

The Eligible Officer’s achievement of the Threshold level for subjective criteria will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the 2017 Cash Bonus Award allocated to subjective criteria; the achievement of the Target level for subjective criteria will result in a payout of such Eligible Officer’s Relevant

Percentage of the proportion of the 2017 Cash Bonus Award allocated to that metric; and the achievement of the Maximum level for subjective criteria will result in a payout of such Eligible Officer’s Relevant Percentage of the proportion of the 2017 Cash Bonus Award allocated to subjective criteria. If the calculated percentage is between Threshold and Target or between Target and Maximum for an annual performance period, then the earned percentage will be prorated. See “Allocation of Components and Calculation of the Annual Cash Bonus Award” above for a description of how the 2017 Cash Bonus Awards will be calculated.

Cash Bonus Award Payments

•

All Cash Bonus Award payments will be made in the year following the completion of the annual performance period to which the Cash Bonus Award payment relates.  The actual payment to each Eligible Officer will be made as soon as practical after final certification of the underlying performance results and approval of such payment by the Compensation Committee; provided, however, that, in order to comply with certain rules concerning the regulation of deferred compensation under the Internal Revenue Code of 1986, as amended, in no event will any such payment be made later than March 15 of such year.

•

An Eligible Officer who terminates employment with IRT prior to the conclusion of any applicable performance period with respect to which an applicable Cash Bonus Award payment relates will not receive a Cash Bonus Award payment, except that:

o

In the event of such participant’s death or disability (as defined in the relevant Eligible Employee’s employment agreement, or, if not so defined, determined in accordance with the 2016 Plan) (“Disability”) prior to the end of the annual performance period, an otherwise eligible participant may receive a Cash Bonus Award payment in the amount of such participant’s full Cash Bonus Award, as determined by the Compensation Committee, provided a Cash Bonus Award was approved for such participant for the applicable performance period.

o

In the event of the termination of such participant’s employment, other than voluntarily or for Cause (as defined in the relevant employment agreement for each Eligible Officer), following a Change of Control (as defined in the relevant Eligible Employee’s employment agreement, or, if not so defined, in the 2016 Plan) but prior to end of the annual performance period, an otherwise eligible participant may receive an Cash Bonus Award payment in the amount of such participant’s full Cash Bonus Award, as determined by the Compensation Committee, provided a Cash Bonus Award was approved for such participant for the applicable annual performance period.

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